EXHIBIT 99.1

Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement (“Second Amendment”) is entered into by and between Casey’s General Stores, Inc., an Iowa corporation (the “Company”), and Robert J. Myers (“Myers”), as of this 19th day of September, 2014.

WHEREAS, the Company and Myers are parties to an Employment Agreement dated as of April 16, 2010, as amended by the Amendment to Employment Agreement dated December 18, 2012 (together, the “Amended Agreement”), providing for the terms of Myers’ employment by the Company as its Chief Executive Officer; and

WHEREAS, the Company and Myers have agreed to continue the term of employment beyond the date specified in the Amended Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment of Section 2. Section 2 of the Amended Agreement, entitled “Term and Notice of Intention to Serve”, is hereby amended to delete the existing text of said Section 2 and to substitute therefore the following:

2.1 Term. The term of employment under this Agreement shall commence as of the Effective Date and shall continue through April 30, 2016 (the “Term”), unless sooner terminated in accordance with this Agreement. Any service beyond April 30, 2016 shall be subject to formal acceptance by the Company’s Board of Directors, upon such terms as shall be mutually agreed.

Section 2. Ratification. All other provisions of the Amended Agreement are hereby ratified, confirmed and accepted and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

CASEY’S GENERAL STORES, INC.

ATTEST:

By:	/s/ Brian J. Johnson	By:	/s/ Terry Handley
	Brian J. Johnson,		Terry Handley, President and
	Vice President – Finance and		Chief Operating Officer
Corporate Secretary

By:	/s/ Robert J. Myers
Robert J. Myers